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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Dynamic Credit Opportunities Fund (the "Fund") was held on August 2, 2013. The Meeting was held for the following purpose:

(1). Elect three Class III Trustees by the holders of Common Shares of the Fund, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                             Votes      Votes
Matter                                                        For      Against
------                                                     ---------- ---------
(1). R. Craig Kennedy..................................... 65,420,320 1,899,192
     Colin D. Meadows..................................... 65,420,320 1,899,192
     Hugo F. Sonnenschein................................. 65,420,320 1,899,192